UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 19, 2014
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Team Health Holdings, Inc.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation)	001-34583 (Commission File Number)	36-4276525 (I.R.S. Employer Identification No.)
265 Brookview Centre Way, Suite 400 Knoxville, Tennessee (Address of principal executive offices)		37934 (Zip Code)

Registrant’s telephone number, including area code: (865) 693-1000
Not Applicable
Former name or former address, if changed since last report
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 20, 2014, Team Health Holdings, Inc. (the “Company”) entered into an amendment (the “Amendment”) to Dr. H. Lynn Massingale’s Amended and Restated Employment Agreement with the Company dated as of November 25, 2009, as previously amended (the “Employment Agreement”). Pursuant to the terms of the Amendment, Dr. Massingale’s duties under his Employment Agreement will now specifically include assisting the Company in its search for a new CEO and additional personnel. Dr. Massingale has agreed to devote the amount of business time, attention and efforts reasonably required to perform his duties under the Employment Agreement. Additionally, the Amendment provides for the following changes to Dr. Massingale’s Employment Agreement:

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The component of Dr. Massingale’s severance benefits linked to a multiple of his “bonus” will now be based on his most recently earned bonus, whereas previously, the multiple was based on the average of Dr. Massingale’s two most recently earned bonus amounts.

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Dr. Massingale will now become fully vested in his outstanding equity awards upon his termination of employment by the Company without “Cause”, due to his death or “Disability” or due to his termination for “Good Reason” or retirement (as such terms are defined in the Employment Agreement). Any stock options held by Dr. Massingale at the time of a qualifying termination of his employment will remain outstanding for up to two years following the date of his employment termination (but not beyond the normal full option term), provided that Dr. Massingale does not breach his restrictive covenants. The modifications with respect to Dr. Massingale’s equity awards will result in the recognition of non-cash equity compensation expense of approximately $2.9 million in the second quarter of 2014.

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The provisions related to Dr. Massingale’s noncompetition covenants have been amended to (1) provide that Dr. Massingale will not be prohibited from being employed by facility healthcare providers such as hospitals, surgery centers, or information technology or revenue cycle services providers and (2) clarify the types of staffing services that Dr. Massingale will be prohibited from engaging in. Additionally, the Company and Dr. Massingale have agreed that the restrictive covenant contained within his Employment Agreement (as amended by the Amendment) will apply in lieu of any other restrictive covenants contained in other agreements between the Company and Dr. Massingale.

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The Company has agreed that no event will be deemed a breach by Dr. Massingale of his restrictive covenants unless the Company has first notified Dr. Massingale in writing of the alleged breach and Dr. Massingale fails to cure such breach within ten days of such notice.

A form of Dr. Massingale’s Amendment is included in this filing as Exhibit 10.1 and is incorporated herein by reference. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Amendment.

In addition, on May 20, 2014, the Compensation Committee of the Board of Directors of the Company determined to increase the annual base salary of H. Lynn Massingale, M.D. from $519,000 to $676,000, effective July 1, 2014. The Compensation Committee also made annual grants of equity incentive awards to our named executive officers, other than Greg Roth, in the ordinary course and additional grants of 42,248 restricted stock units to Michael D. Snow and 21,124 restricted stock units to David P. Jones for retention purposes.

Item 5.07.     Submission of Matters to a Vote of Security Holders.

On May 19, 2014, the Company held its annual meeting of shareholders. A quorum was present at the meeting as required by the Company’s Amended and Restated By-Laws. The final results of voting for each matter submitted to a vote of shareholders at the meeting are as follows:

Proposal 1 - Election of Directors

The following three individuals were elected to the Company’s board of directors to serve as Class II directors until the annual meeting of shareholders in 2017 and until their successors have been duly elected and qualified.

	For	Withheld	Broker Non-Votes
Greg Roth	64,200,563	758,516	1,681,720
James L. Bierman	63,388,577	1,570,502	1,681,720
Mary R. Grealy	64,715,552	243,527	1,681,720

The Class I directors whose terms continued after the 2014 annual meeting and expire in 2016 are H. Lynn Massingale, M.D. and Joseph L. Herring.

The Class III directors whose terms continued after the 2014 annual meeting and expire in 2015 are Glenn A. Davenport, Vicky B. Gregg and Neil M. Kurtz, M.D.

Proposal 2 - Ratification of Independent Registered Public Accounting Firm

The appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014 was ratified.

For	Against	Abstain
66,302,807	293,030	44,962

Proposal 3 - Non-binding Vote on Executive Compensation

The shareholders approved, on an advisory, non-binding basis, the compensation paid to our named executive officers.

For	Against	Abstain	Broker Non-Votes
62,898,596	2,001,811	58,672	1,681,720

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
See the Exhibit Index immediately following the signature page hereto, which is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TEAM HEALTH HOLDINGS, INC.

Date: May 22, 2014
By:    /s/ David P. Jones
Name: David P. Jones
Title: Executive Vice President and Chief Financial Officer

Index to Exhibits

Exhibit Number	Description

10.1	Form of Amendment between Dr. Lynn Massingale and Team Health Holdings, Inc.